UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    April 28, 2017

MUTUALFIRST FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-27905	35-2085640
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 E. Charles Street, Muncie, Indiana	47305-2419
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 747-2800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)  Appointment of Richard J. Lashley to the Board of Directors

On February 15, 2017, Mr. Lashley resigned from the Board of Directors (the "Board") of MutualFirst Financial, Inc. (the "Company") and its subsidiary, MutualBank (the "Bank") after serving as a director since February 2015, due to a Management Interlocks Act restriction.   The Board of Governors of the Federal Reserve informed the Company on April 25, 2017 that it granted the Company a Management Interlocks Act exemption and the Federal Deposit Insurance Corporation on March 23, 2017, granted the Bank a Management Interlocks Act exemption allowing Mr. Lashley to serve as a director of the Company and the Bank.   As a result, on April 19, 2017, the Board of the Bank re-appointed Mr. Lashley to serve on the Board and on May 4, 2017, the Board of the Company intends to re-appoint Mr. Lashley to serve on the Board, in each case with a term to expire in 2020.

It is expected that Mr. Lashley will be appointed to the Audit/Compliance committee of the Board of the Company.  There are no arrangements or understandings between Mr. Lashley and any other persons pursuant to which Mr. Lashley was appointed a director of the Company.

As a non-employee director, Mr. Lashley will participate in the non-employee director compensation arrangements described in the Company's definitive proxy statement filed with the Securities and Exchange Commission on March 24, 2017.

Mr. Lashley has not engaged in any transaction with the Company that requires disclosure of any information pursuant to Item 404(a) of SEC Regulation S-K.

As a result of Mr. Lashley's appointments, on April 19, 2017, the Board of the Bank increased the size of the Board from eleven members to twelve members.  At its meeting on May 4, 2017, the Board of the Company intends to increase the size of its Board from eleven members to twelve members.

A copy of the Company's press release announcing the re- appointment of Mr. Lashley to the Boards is attached hereto as Exhibit 99.1 and the information set forth therein is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated April 28, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MUTUALFIRST FINANCIAL, INC.

Date:	April 28, 2017	By:	/s/ David W. Heeter
David W. Heeter

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 28, 2017